CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 (No. 333-282591) and in Post-Effective Amendment No. 4 to the Registration Statement on Form N-4 (No. 333-262682 and 811-07772) of our report dated April 15, 2024 relating to the financial statements of Midland National Life Insurance Company and consent to the use in these Registration Statements of our report dated April 17, 2024, except for the effects of the restatement discussed in Note 1 to the financial statements, as to which the date is January 13, 2025 relating to the financial statements of each of the subaccounts of Midland National Life Insurance Company Separate Account C indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP
Des Moines, Iowa
January 13, 2025